Exhibit 10.1

AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of August 18, 2006 (this “Amendment”), is entered into by and between C&T Enterprises, Inc., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (“C&T”), C&T Acquisition, Inc., a recently-formed New York corporation and wholly owned subsidiary of C&T (“Merger Sub”), and Corning Natural Gas Corporation, a corporation organized and existing under the laws of the State of New York (the “Company”). Capitalized terms used herein have the meanings ascribed to them in the Merger Agreement.

WITNESSETH

WHEREAS, C&T, Merger Sub and the Company entered into an Agreement and Plan of Merger dated as of May 11, 2006 (the “Merger Agreement”);

WHEREAS, all parties to the Merger Agreement desire to amend the Merger Agreement as set forth in this Amendment No. 1 to establish definitive Merger Consideration and a definitive per-share price for each Transferred Share;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement and in the Transaction Documents, and intending to be legally bound hereby, C&T, Merger Sub and the Company hereby agree as follows:

1.  Amendment to Section 2.02(a).  Section 2.02(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Subject to the terms and conditions of this Agreement, the per-share consideration for each Transferred Share shall be $16.50, in cash, without adjustment other than applicable withholding, if any, as provided for in Section 2.05. The aggregate merger consideration for all Transferred Shares shall be $8,364,147, without adjustment other than applicable withholding, if any, as provided for in Section 2.05 (the “Merger Consideration”).”

2.  Deletion of Sections 2.02(e) and (f).  Sections 2.02(e) and (f) of the Merger Agreement are hereby deleted from the Merger Agreement.

3.  New Section 3.16A. Amendment to Compensation Arrangements and 280G Excise Tax.  A new Section 3.16A shall be added to the Merger Agreement, which shall read in its entirety as follows:

“3.16A. Compensation Reduction & 280G Excise Tax Savings.  The Company has previously entered compensation and severance arrangements with Barry and Robinson (collectively the “Pre-Merger Arrangements”). The Company, Barry and Robinson have entered into amendments to the Pre-Merger Arrangements fully-executed copies of which are attached hereto and included in the definition of “Transaction Documents” hereunder (collectively, the “2006 Amendments”) which (i) result in a savings of $175,740 to the Surviving Corporation in compensation and severance payments otherwise due Barry and Robinson post-Closing under the Pre-Merger Arrangements prior to the 2006 Amendments, and (ii) result in savings of $87,870 to the Surviving Corporation in excise tax payments under Code Section 280G and related “gross up” payments otherwise reimbursable to Barry and Robinson post-Closing under the Pre-Merger Arrangements that the Surviving Corporation will be able to avoid by reason of the 2006 Amendments.”

4.  Amendment to Section 5.10.  Section 5.10 is hereby amended and restated in its entirety to read as follows:

“5.10 Subsidiary Transactions.  (a) Prior to the Effective Time, the Company shall dispose of all of the assets and liabilities of its Subsidiaries and any Affiliate(s) thereof, as currently reflected on Exhibit 5.10 hereto, except that (i) the Company need not dispose of the real estate located at and commonly known as 2511 Corning Road, Elmira, New York (the “Elmira Real Estate”) provided the Company makes reasonable efforts to sell such Elmira Real Estate, and (ii) the disposal of (a) the Promissory Note dated September 15, 2003 in the original principal amount of $240,000 with Corning Appliance Corporation as Obligor (with present principal amount outstanding of $80,000 with another $80,000 due November 2006); and (b) the Promissory Note dated September 15, 2003 in the original principal amount of $600,000 with Corning Appliance Corporation as Maker (with principal amount outstanding of $476,747 as of July 31, 2006) (collectively, the “Promissory Notes”) for at least 90% of the principal amount due under such Promissory Notes in cash or offset to cash severance payments otherwise due Barry and Robinson pursuant to the Promissory Notes Put Agreement dated August 18, 2006 (a fully-executed copy of which is attached hereto and included in the definition of “Transaction Documents” hereunder) shall not be a breach of this Section 5.10, provided that the Company makes reasonable efforts to otherwise dispose of the Promissory Notes at no less than 90% of the principal amount due under such Promissory Notes in cash.

(b)         At or prior to Closing, the Company shall provide evidence reasonably satisfactory to C&T that (i) it has sold substantially all the assets of Corning Realty Associates LLC (“Realty Co.”) and the net cash proceeds after deduction for its all Realty Co.’s liabilities, including without limitation taxes assessed as a result of the transaction of such disposition (along with any other cash held by such entity at the time of sale) shall be at least $750,000.

(c)          At Closing, the Company shall (consistent with its obligations under Section 3.07(a) and subject to the representations and warranties set forth therein) provide a true, correct and complete consolidating balance sheet of the entities referenced in Exhibit 5.10 reflecting only cash and the Elmira Real Estate (if not previously sold) as assets, and no liabilities, except for the mortgage on the Elmira Real Estate (if the Elmira Real Estate is not previously sold).”

5.  Amendment of Section 8.01(i) (xii).  Section 8.01(i)(xii) Agreement is hereby amended and restated in its entirety to read as follows:

“(xii) a transaction opinion of Rich May, a Professional Corporation, counsel to the Company, dated as of the Closing Date and addressed to C&T, in form and substance reasonably satisfactory to C&T and its counsel;”

6.  Additions to Section 8.01(i).  Section 8.01 is further amended by renumbering subparagraph (xiii) as subparagraph “(xiv)” and adding a new subparagraph (xiii) to read as follows:

“(xiii) the items required to be delivered by the Company, or by Barry and Robinson, as applicable, under Section 5.10 hereof; and”

7.  Amendment to Section 8.01(r).  Section 8.01(r) is hereby amended to delete therefrom subsection (ii), accordingly, it is hereby amended and restated in its entirety to read as follows:

“(r) Barry and Robinson shall have amended their severance agreements with the Company prior to the date of this Agreement to extend the requisite payment date thereunder for a period no less than thirty (30) days from the Effective Time.”

8.  Company Transaction Costs.  New Section 8.01(t). A new Section 8.01(t) shall be added to the Merger Agreement, which shall read in its entirety as follows:

“(t) The aggregate fees and expenses of, or payable by, the Company and incurred and/or accrued after February 13, 2006 and before the Closing in connection with the Merger (including, without limitation, the costs of obtaining Shareholder approval for the Merger, fees and expenses of Company legal counsel, fees and expenses of financial advisors including brokerage fees and commissions, any accountants’ and auditors’ fees and expenses and fees and expenses of any other advisors engaged by the Company in connection with the Merger, including without limitation costs of producing the compliance statement referenced in Section 8.01(s) and legal fees, costs and expenses relating to the Competing Transaction described in the Schedule 13D (and attachments thereto) filed in July, 2006 by the Richard M Osborne Trust) (the “Company Transaction Costs”) shall not exceed $1,300,000; provided however, if the Company Transaction Costs exceed $1,075,000 and are less than $1,300,000, then payments due to Barry and Robinson post-Closing from the Surviving Corporation under the Pre-Merger Agreements as amended by the 2006 Amendments shall be reduced in an amount equal to the amount of the excess of Company Transaction Costs over $1,075,000 (the “8.01(t) Severance Reductions”); further provided that in calculating the 8.01(t) Severance Reductions, any savings to the Surviving Corporation in excise tax payments under Code Section 280G and related “gross up” payments otherwise reimbursable to Barry and Robinson post-Closing (collectively “Tax Savings”) will be used to reduce the 8.01(t) Severance Reductions. The 8.01(t) Severance Reductions, if applicable, shall be in addition to the reduction set forth in Section 3.16A of this Agreement and such reductions shall be allocated evenly between Barry and Robinson. The Company shall provide at Closing C&T a full, complete and correct itemized list of Company Transaction Costs.”

9.  Ratification.  Except as expressly amended hereby, the Merger Agreement is hereby ratified and affirmed by all parties.

10.  Counterparts.  This Agreement may be executed via facsimile in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

11.  No Waiver.  The execution of this Amendment by any party shall not be deemed or construed a waiver of any rights that had accrued to such party under the Merger Agreement prior to the execution hereof including, without limitation, C&T’s right to terminate the Agreement prior to the Effective Time pursuant to Section 9.01(b) and, to the extent applicable, related right to payment of the termination fee under Section 9.03(a) all as a result of the Competing Transaction referenced in Section 8, above.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

C&T ENTERPRISES, INC.

By:	/s/ R. TOOMBS
Its:	President

C&T ACQUISITION, INC.

By:	/s/ R. TOOMBS
Its:	President

CORNING NATURAL GAS CORPORATION

By:	/s/ THOMAS K. BARRY
Its:	President & CEO

Limited Joinder.  The undersigned Barry and Robinson hereby join this Amendment for the limited purpose of being bound by Sections 3, 4, 6, 7, 8, 9 and 10 hereof.

/s/ THOMAS K. BARRY
Thomas K. Barry

/s/ KENNETH J. ROBINSON
Kenneth James Robinson